March 17, 1999


Unisys Corporation
Unisys Way
P. O. Box 500
Blue Bell, PA  19424

RE:     Registration Statement on Form S-4

Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Unisys Corporation, a Delaware corporation (the "Company"). I have represented the Company, with assistance from attorneys under my supervision in the Company's Office of the General Counsel (the "Unisys Attorneys"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") registering 6,000,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, and associated preferred share purchase rights, under the Securities Act of 1933, as amended (the "Act"). The Company will issue the Shares from time to time in connection with its acquisition of other companies.

In connection with this opinion, I or the Unisys Attorneys have reviewed (a) the Registration Statement, (b) the Company's Certificate of Incorporation and (c) the Company's By-laws. In addition, I or the Unisys Attorneys have examined such corporate records of the Company, such certificates of public officials, officers and representatives of the Company and such other certificates and instruments and have made such investigations of law as I or they have deemed appropriate for purposes of giving the opinions hereinafter expressed.

With respect to the opinion set forth below, I have assumed (a) that the issuance and delivery of the Shares by the Company will be consistent with the Delaware General Corporation Law and the Company's Certificate of Incorporation and By-laws as in effect at the time of such issuance and delivery and (b) that the consideration to be received by the Company upon the issuance of any Shares will be at least equal to the par value of such Shares.

Based upon the foregoing, I am of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus contained therein. In giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term "expert" as used in the Act or the rules and regulations issued thereunder.




This opinion is limited to the General Corporation Law of the State of Delaware.

Very truly yours,


Harold S. Barron